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EXHIBIT 10.38

FIRST AMENDMENT TO LEASE

        This FIRST AMENDMENT TO LEASE ("First Amendment") is made and entered into effective as of May 14, 2001, by and between LNR WARNER CENTER, LLC, a California limited liability company ("Landlord"), and HEALTH NET, a California corporation ("Tenant").

RECITALS:

        A.    DCA Homes, Inc., a Florida corporation and Lennar Rolling Ridge, Inc., a California corporation (collectively, "Prior Landlord") and Tenant entered into that certain Office Lease dated as of September 20, 2000 (the "Lease") pursuant to which Prior Landlord leased to Tenant and Tenant leased from Prior Landlord certain "Premises," as described in the Lease, consisting of the entire rentable square feet of Building B located at 21281 Burbank Boulevard, Woodland Hills, California, and the 3rd, 4th and 5th floors of Building C located at 21271 Burbank Boulevard, Woodland Hills, California, as more particularly described in the Lease. The Premises currently leased by Tenant under the Lease is sometimes referred to herein as the "Original Premises".

        B.    Landlord has succeeded to the interest of Prior Landlord as the landlord under the Lease.

        C.    Except as otherwise set forth herein, all capitalized terms used in this First Amendment shall have the same meaning as given such terms in the Lease.

        D.    Landlord and Tenant desire to amend the Lease to (i) expand the Original Premises leased by Tenant to include that certain space located on the second (2nd) floor of Building C containing approximately 34,987 rentable and 32,906 usable square feet of space (subject to adjustment as provided in Section 1.2 of the Lease) as depicted on Exhibit "A" attached hereto (the "2nd Floor Building C Space") and (ii) otherwise modify the Lease, all upon the terms and conditions as hereinafter provided.

        NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Modification of Premises; 2nd Floor Lease Term.

          (a)    Addition of 2nd Floor Building C Space.    The "Premises" described in the Lease are hereby modified by adding thereto the 2nd Floor Building C Space. As a result of such modification, (i) all references in the Lease to the "Premises" shall include the 2nd Floor Building C Space, unless otherwise set forth herein, and (ii) the 2nd Floor Building C Space shall be leased upon and subject to the same terms and conditions set forth in the Lease as applicable to the Original Premises, subject to the modifications set forth herein. As a result of the addition of the 2nd Floor Building C Space to the Premises, the "Premises" shall contain a total of approximately 323,736 rentable square feet and 303,913 usable square feet of space, including (A) the entire rentable and usable square feet of Building B as described in Section 6.2 of the Summary, plus (B) approximately 145,491 rentable square feet and 136,528 usable square feet of space in Building C on the 2nd, 3rd, 4th and 5th floors of Building C.

          (b)    2nd Floor Lease Term.    Notwithstanding the foregoing, the Lease Term for the 2nd Floor Building C Space (the "2nd Floor Lease Term") shall only be for a term of six (6) years commencing upon the same Lease Commencement Date as applicable for the Original Premises, as determined pursuant to Section 7.2 of the Summary; provided, however, Tenant shall have the option (the "2nd Floor Extension Option") to extend the 2nd Floor Lease Term for an additional four (4) year period (the "2nd Floor Extension Term") to be conterminous with the initial Lease Term for the Original Premises, by delivering written notice of exercise of such option ("2nd Floor Exercise Notice") to Landlord not less than nine (9) months prior to the expiration date of such 6-year term. Notwithstanding the foregoing, at Landlord's option, and in addition to all of Landlord's remedies under the Lease (as amended hereby), at law or in equity, the 2nd Floor Extension Option hereinabove granted to Tenant shall not be deemed to be properly exercised if, as of the date of Tenant's delivery of the 2nd Floor Exercise Notice, Tenant is in monetary or material non-monetary default under the Lease (as amended hereby) and any applicable notice of such default has been delivered and any applicable cure period has expired; provided, however, that Tenant shall be entitled to an additional five (5) business days from the date of Tenant's receipt of Landlord's notice to cure any such monetary or material non-monetary default in order to preserve the 2nd Floor Extension Option so exercised by Tenant. If Tenant does not timely exercise the 2nd Floor Extension Term, then upon the expiration of the initial 6-year 2nd Floor Lease Term, the "Premises" shall no longer include the 2nd Floor Building C Space for all purposes under the Lease, including for determining the amount of parking spaces Tenant shall be entitled to use pursuant to Article 24 of the Lease. If Tenant timely exercises the 2nd Floor Extension Option, then the Lease Term for the 2nd Floor Building C Space shall thereafter be conterminous with the Lease Term for the Original Premises, as may be extended pursuant to the Extension Rider attached to the Lease.

        2.    Base Rent.    The Base Rent payable for the 2nd Floor Building C Space shall be calculated separate and apart from the Base Rent payable for the Original Premises and shall be as set forth in the following schedule:

Months of 2nd Floor Lease Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot
1 - 12	$1,070,602.20	$89,216.85	$2.550
13 - 24	$1,102,930.20	$91,910.85	$2.627
25 - 36	$1,135,678.00	$94,639.84	$2.705
37 - 48	$1,169,685.30	$97,473.78	$2.786
49 - 60	$1,204,952.28	$100,412.69	$2.87
61 - 72	$1,241,058.86	$103,421.57	$2.956

        If Tenant timely exercises the 2nd Floor Extension Term, the Base Rent for the 2nd Floor Building C Space for months 73 through 120 of the Lease Term shall be as follows:

Months of 2nd Floor Lease Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot
73 - 84	$1,278,424.98	$106,535.42	$3.045
85 - 96	$1,316,630.78	$109,719.23	$3.136
97 - 108	$1,356,096.12	$113,008.01	$3.230
109 - 120	$1,396,820.99	$116,401.75	$3.327

        The foregoing Base Rent amounts shall be adjusted upon the final determination of the amount of rentable square feet of the 2nd Floor Building C Space pursuant to Section 1.2 of the Lease. The parties shall also modify the Base Rent schedule set forth in the amendment attached to the Lease as Exhibit C to reflect the addition of the 2nd Floor Building C Space to the Premises when they execute such amendment in accordance with Section 2.1 of the Lease.

        3.    Tenant's Building C Share of Direct Expenses.    During the 2nd Floor Lease Term, as may be extended, Tenant's Building C Share of Direct Expenses shall be increased to 81.62% to reflect the addition of the 2nd Floor Building C Space to the Premises.

        4.    Parking.    As a result of the addition of the 2nd Floor Building C Space to the Premises, Tenant shall be entitled to use an additional four (4) unreserved parking spaces for every 1,000 rentable square feet of the 2nd Floor Building C Space during the 2nd Floor Lease Term therefor, as may be extended. All of such parking spaces shall be unreserved, undesignated parking spaces at such locations in the Parking Facilities as Landlord shall determine from time to time. Tenant shall not be charged any parking charges for the use of such parking spaces during the initial 2nd Floor Lease Term and the 2nd Floor Extension Term if Tenant exercises its 2nd Floor Extension Option. Thereafter during any applicable Option Term, Tenant shall be charged for the use of such parking spaces at the prevailing parking rates, if any, charged by Landlord and/or Landlord's parking operator from time to time for parking in the Parking Facilities.

        5.    Tenant Improvements for 2nd Floor Building C Space; Work Letter.    The Base, Shell and Core and Tenant Improvements for the 2nd Floor Building C Space shall be designed and constructed in accordance with the provisions of the Tenant Work Letter attached to the Lease as Exhibit "B", with the following modifications:

            (i)  Section 1.2(iv) of the Tenant Work Letter is hereby deleted and replaced with the following:

      "(iv)
      any work to be constructed on the first (1st) floor of Building C, except for the ground floor lobby and curtain wall shown on the Phase I Project Plan";

          (ii)  the Tenant Improvement Allowance to be provided for the 2nd Floor Building C Space shall equal $1,151,710.00 (i.e., $35.00 per usable square foot of the 2nd Floor Building C Space);

          (iii)  the total minimum amount of the Building C Portion set forth in Section 2.1.1(i)(A) of the Tenant Work Letter is hereby increased from $2,849,605.00 to $3,754,520.00 to reflect the addition of the 2nd Floor Building C Space to the Premises; (i.e., $27.50 per usable square foot of the Premises, including the 2nd Floor Building C Space).

          (iv)  for purposes of determining the Tenant's Maximum Available MPP Amount in Section 2.1.2 of the Tenant Work Letter, (A) the amount set forth in clause (2) thereof is hereby increased from $4,607,119.00 to $4,853,914.00 to reflect the addition of the 2nd Floor Building C Space to the Premises (i.e., the sum of $17.00 per usable square foot of the Original Premises, plus $7.50 per usable square foot of the 2nd Floor Building C Space), and (B) notwithstanding the addition of the 2nd Floor Building C Space to the Premises, the foregoing revised amount set forth in clause (2) of the Tenant Work Letter may be increased as currently provided in the fourth sentence of Section 2.1.2 of the Tenant Work Letter, but in determining any such increase, all references in such fourth (4th) sentence to the "Premises" shall exclude the 2nd Floor Building C Space and thus the $6,639,671.50 amount set forth in clause (II) thereof shall not be revised (i.e., such amount equals $24.50 per usable square foot of the Original Premises, specifically excluding the 2nd Floor Building C Space);

          (v)  the date for Tenant and Architect to prepare the Final Space Plan for the 2nd Floor Building C Space pursuant to Section 3.2 of the Tenant Work Letter shall be modified to the date of full execution and delivery of this First Amendment, but all other Time Deadlines currently set forth in the Tenant Work Letter for Tenant to perform its obligations with respect to the Construction Drawings, Permits and design and construction of the initial Tenant Improvements for the Original Premises (including the FWD Delivery Date and the Permits Issuance Date ) shall apply and be the same Time Deadlines for Tenant's obligations with respect to the Construction Drawings, Permits and design and construction of the initial Tenant Improvements for the 2nd Floor Building C Space;

          (vi)  Notwithstanding Sections 5.1.1 and 5.1.3 of the Tenant Work Letter (A) the Delivery Condition Date for the 2nd Floor Building C Space (which, for purposes of the Tenant Work

  Letter shall be known as "Stage 1A") shall be October 1, 2001, and (B) the outside Substantial Completion Date for the 2nd Floor Building C Space shall be October 17, 2001; and

        (vii)  the exclusions/modifications to the Base, Shell and Core set forth in Schedule 2 to the Tenant Work Letter are hereby modified with respect to the 2nd Floor Building C Space as follows: as part of the Base, Shell and Core for Building C, Landlord shall install, in the elevator lobby of the 2nd floor of the Building C (A) the 2nd floor elevator lobby finishes (including aluminum column covers and wall reveals), and (B) the 2nd floor elevator lobby ceiling finishes and lighting.

        6.    Right of First Offer.    Tenant acknowledges that Landlord has previously delivered to Tenant a First Offer Notice to lease the Aetna First Offer Space pursuant to Section 1.5.1.2 of the Lease, and Tenant failed to timely exercise such right; accordingly, notwithstanding any references to the Aetna First Offer Space set forth in the Lease, Tenant's right of first offer to lease any portion of the Aetna First Offer Space is of no further force or effect, subject to any subsequent right to lease such space as provided in Section 1.5.3 of the Lease. Further, Tenant acknowledges and agrees that although Landlord has previously submitted offers to third parties to lease all or portions of the First Floor Offer Space described in Section 1.5.1.1 above, Landlord is not in default of the provisions of Section 1.5 of the Lease for failing to deliver any First Offer Notice to Tenant therefor; however, Landlord acknowledges and agrees that it shall not enter into a Third Party Lease with any third party other than Aetna for the First Floor First Offer Space without first offering to lease such space to Tenant pursant to Section 1.5.1.1 of the Lease.

        7.    Miscellaneous Modifications.    Section 25.25.2 of the Lease is hereby deleted in its entirety and of no further force or effect.

        8.    Brokers.    Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than Colliers Seeley representing Landlord and Cushman & Wakefield, Inc. representing Tenant, and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing in connection with this Amendment on account of the indemnifying party's dealings with any other real estate broker or agent.

        9.    SNDA.    The parties hereby acknowledge that this First Amendment shall be incorporated as part of the "Lease" pursuant to, and thus shall be subject to the terms and conditions contained in, that certain Subordination, Non-Disturbance and Attornment Agreement dated December 19, 2000 among Landlord, Tenant and U.S. Bank National Association, a national banking association ("US Bank"). Landlord shall cause US Bank to consent to this First Amendment by executing the consent at the end of this First Amendment or in a separate consent document acceptable to US Bank and reasonably acceptable to Landlord and Tenant.

        10.    Counterparts.    This Amendment may be executed in any number of original counterparts. Any such counterpart, when executed, shall constitute an original of this Amendment, and all such counterparts together shall constitute one and the same Amendment.

        11.    No Further Modification.    Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

        IN WITNESS WHEREOF, this First Amendment to Lease has been executed as of the day and year first above written.

"LANDLORD":
LNR WARNER CENTER, LLC, a California limited liability company
By:	/s/ David O. Team
	Name:	David O. Team
	Title:	Vice President
By:	/s/ Curtis J. Stephenson
	Name:	Curtis J. Stephenson
	Title:	Asst VP
"TENANT":
HEALTH NET, a California corporation
By:	/s/ Michael Radford
	Name:	Michael Radford
	Title:	Vice President

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  EXHIBIT 10.38
FIRST AMENDMENT TO LEASE
RECITALS